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                                                                    Exhibit 99.4

                               MONY HOLDINGS, LLC

                                OFFER TO EXCHANGE

            Series B Floating Rate Insured Notes due January 21, 2017
                             for any and all of its
            Series A Floating Rate Insured Notes due January 21, 2017

To Our Clients:

          Enclosed for your consideration are the Prospectus, dated _________, 2002 (the "Prospectus"), and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by MONY Holdings, LLC, a Delaware limited liability company (the "Company"), to exchange its Series B Floating Rate Insured Notes due January 21, 2017 (the "Exchange Notes") for any and all of the outstanding Series A Floating Rate Insured Notes due January 21, 2017 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

          We are the Registered Holders of Old Notes held for your account. An exchange of the Old Notes can be made only by us as the Registered Holders and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer also provides a procedure for holders to tender by means of guaranteed delivery.

          We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

          Your attention is directed to the following:

          1. The Exchange Notes will be issued in exchange for Old Notes tendered in minimum denominations of $100,000 and in integral multiples of $1,000 above that amount at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. Interest on the Exchange Notes issued pursuant to the Exchange Offer will accrue from ________________. Interest on the Exchange Notes will be payable quarterly in arrears on each January 21, April 21, July 21 and October 21. The Exchange Notes will bear interest (as do the Old Notes) at an annual rate equal to three-month LIBOR (as defined in the indenture pursuant to which the Old Notes were issued) plus 0.55% per annum. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Exchange Notes will not be subject to transfer restrictions (except as otherwise set forth herein) and (iii) the Exchange Notes will not be entitled to registration rights.

          2. Based on an interpretation by the staff of the Securities and Exchange Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have

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          no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See the discussion in the Prospectus under "The Exchange Offer Purpose and Effect of the Exchange Offer."

          3. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

          4. Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of such Old Notes, if any of the conditions described in the Prospectus under "The Exchange Offer--Conditions to Exchange Offer " exist.

          5. Tendered Old Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on __________, 2002.

          6. Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in the Prospectus under "The Exchange
     Offer--Solicitation of Tenders; Fees and Expenses" and in Instruction 9 of the Letter of Transmittal.

          If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by _________, 2002.

          The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, (i) holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law and (ii) holders of Old Notes who are affiliates of the Company.